JOHN HANCOCK TAX-ADVANTAGED GLOBAL SHAREHOLDER YIELD FUND

ADVISORY AGREEMENT

Advisory Agreement dated August 16, 2007, between John Hancock Tax-Advantaged Global Shareholder Yield Fund, a Massachusetts business trust (the “Fund”), and John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. APPOINTMENT OF ADVISER

The Fund hereby appoints the Adviser, subject to the supervision of the Trustees of the Fund and the terms of this Agreement, as the investment adviser for the Fund. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. The Adviser will be an independent contractor and will have no authority to act for or represent the Fund in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Fund and the Adviser.

2. DUTIES OF THE ADVISER

a.

Subject to the general supervision of the Trustees of the Fund and the terms of this Agreement, the Adviser will at its own expense, except as noted below, select and contract with one or more investment sub-advisers (“Sub-advisers”) to manage the investments and determine the composition of the assets of the Fund’s portfolio; provided, that any contract with a Sub-adviser (a “Sub-advisory Agreement”) shall be in compliance with and approved as required by the Investment Company Act of 1940, as amended (the “1940 Act”), except for such exemptions therefrom as may be granted to the Fund or the Adviser. Subject always to the direction and control of the Trustees of the Fund, the Adviser will monitor compliance of each Sub-adviser with the investment objectives and related investment policies, as set forth in the Fund’s registration statement with the Securities and Exchange Commission, of the Fund under the management of such Sub-adviser, and review and report to the Trustees of the Fund on the performance of such Sub-adviser.

b.	The Adviser shall furnish to the Fund the following:

i.          OFFICE AND OTHER FACILITIES. - The Adviser shall furnish to the Fund office space in the offices of the Adviser or in such other place as may be agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment;

ii.        TRUSTEES AND OFFICERS. - The Adviser agrees to permit individuals who are directors, officers or employees of the Adviser to serve (if duly elected or appointed) as Trustees or President of the Fund without remuneration from or other cost to the Fund;

BOS-1084590 v5

iii.       OTHER PERSONNEL. The Adviser shall furnish to the Fund, at the Fund’s expense, any other personnel necessary for the operations of the Fund. The Adviser shall not, however, furnish to the Fund personnel for the performance of functions (a) related to and to be performed under the Fund contract for custodial, bookkeeping, transfer and dividend disbursing agency services by the bank or other financial institution selected to perform such services and (b) related to the investment sub-advisory services to be provided by any Sub-adviser pursuant to a Sub-advisory Agreement;

iv.        FINANCIAL, ACCOUNTING, AND ADMINISTRATIVE SERVICES. The Adviser shall: (1) maintain the existence and records of the Fund; maintain the registrations and qualifications of Fund shares under federal and state law; prepare all notices and proxy solicitation materials furnished to shareholders of the Fund, and (2) perform all administrative, compliance, financial, accounting, bookkeeping and recordkeeping functions of the Fund, including, without limitation, the preparation of all tax returns, all annual, semiannual and periodic reports to shareholders of the Fund and all regulatory reports, except for any such functions that may be performed by a third party pursuant to a custodian, transfer agency or service agreement executed by the Fund. The Fund shall reimburse the Adviser for its expenses associated with all such services described in (1) and (2) above, including the compensation and related personnel expenses and expenses of office space, office equipment, utilities and miscellaneous office expenses, except any such expenses directly attributable to officers or employees of the Adviser who are serving as President of the Fund. The Adviser shall determine the expenses to be reimbursed by the Fund pursuant to expense allocation procedures established by the Adviser in accordance with generally accepted accounting principles;

v.         LIAISONS WITH AGENTS. The Adviser, at its own expense, shall maintain liaisons with the various agents and other persons employed by the Fund (including the Fund’s transfer agent, custodian, independent accountants and legal counsel) and assist in the coordination of their activities on behalf of the Fund. Fees and expenses of such agents and other persons will be paid by the Fund; and

vi.        REPORTS TO FUND. The Adviser shall furnish to, or place at the disposal of, the Fund such information, reports, valuations, analyses and opinions as the Fund may, at any time or from time to time, reasonably request or as the Adviser may deem helpful to the Fund, provided that the expenses associated with any such materials furnished by the Adviser at the request of the Fund shall be borne by the Fund.

c.

In addition to negotiating and contracting with Sub-advisers as set forth in section (2) (a) of this Agreement and providing facilities, personnel and services as set forth in section (2)(b), the Adviser will pay the compensation of the President and Trustees of the Fund who are also directors, officers or employees of the Adviser or its affiliates.

d.

The Adviser may elect to manage the investments and determine the composition of the assets of the Funds, subject to the approval of the Trustees of the Fund. In the event of such election, the Adviser, subject always to the direction and control of the Trustees of the Fund, will manage the investments and determine the composition of the assets of the Fund’s portfolio in accordance with the Fund’s registration statement, as amended. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Fund’s portfolio, the Adviser:

i.          will obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Fund’s portfolio or are under consideration for inclusion in the Fund’s portfolio;

ii.        will formulate and implement a continuous investment program for the Fund consistent with the investment objectives and related investment policies for the Fund as described in the Fund’s registration statement, as amended;

iii.       will take whatever steps are necessary to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

iv.        will regularly report to the Trustees of the Fund with respect to the implementation of these investment programs;

v.         will provide assistance to the Fund’s Custodian regarding the fair value of securities held in the Fund’s portfolio for which market quotations are not readily available;

vi.        will furnish, at its expense, (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value and shareholder accounting services);

vii.      will select brokers and dealers to effect all transactions subject to the following conditions: the Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable; the Adviser is directed at all times to seek to execute brokerage transactions for the Fund in accordance with such policies or practices as may be established by the Trustees and described in the Fund’s registration statement as amended; the Adviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Adviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Adviser’s overall responsibilities with respect to accounts managed by the Adviser; and the Adviser may use for the benefit of its other clients, or make available to companies affiliated with the Adviser for the benefit of such companies or their clients, any such brokerage and research services that the Adviser obtains from brokers or dealers;

viii.     to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, on occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Adviser, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients;

ix.        will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules thereunder; and

x.         will vote all proxies received in connection with securities held by the Fund.

3. EXPENSES ASSUMED BY THE FUND

The Fund will pay all expenses of its organization, operations and business not specifically assumed or agreed to be paid by the Adviser, as provided in this Agreement, or by a Sub-adviser, as provided in a Sub-advisory Agreement. Without limiting the generality of the foregoing, in addition to certain expenses described in Section 2 above, the Fund shall pay or arrange for the payment of the following:

a.

EDGARIZATION, PRINTING AND MAILING. Costs of edgarization, printing and mailing (i) all registration statements (including all amendments thereto) and prospectuses/statements of additional information (including all supplements thereto), all annual, semiannual and periodic reports to shareholders of the Fund, regulatory authorities or others, (ii) all notices and proxy solicitation materials furnished to shareholders of the Fund or regulatory authorities and (iii) all tax returns;

b.

COMPENSATION OF OFFICERS AND TRUSTEES. Compensation of the officers and Trustees of the Fund (other than persons serving as President or Trustee of the Fund who are also directors, officers or employees of the Adviser or its affiliates);

c.

REGISTRATION AND FILING FEES. Registration, filing, blue-sky and other fees in connection with requirements of regulatory authorities, including, without limitation, all fees and expenses of registering and maintaining the registration of the Fund under the 1940 Act and expenses of listing shares of the Fund with a stock exchange, and expenses of issue, sale, repurchase and redemption (if any) of interests in the Fund, including expenses of conducting tender offers for the purpose of repurchasing Fund interests; ;

d.	CUSTODIAL SERVICES. The charges and expenses of the custodian appointed by the Fund for custodial services;

e.	ACCOUNTING FEES. the charges and expenses of the independent accountants retained by the Fund;

f.	TRANSFER, BOOKKEEPING AND DIVIDEND DISBURSING AGENTS. The charges and expenses of any transfer, bookkeeping and dividend disbursing agents appointed by the Fund;

g.	COMMISSIONS. commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments;

h.	TAXES. Taxes and corporate fees payable by the Fund to federal, state or other governmental agencies and the expenses incurred in the preparation of all tax returns;

i.	STOCK CERTIFICATES. The cost of stock certificates, if any, representing shares of the Fund;

j.	LEGAL SERVICES. Legal services and expenses in connection with the affairs of the Fund, including registering and qualifying its shares with regulatory authorities;

k.	MEMBERSHIP DUES. Association membership dues;

1.	INSURANCE PREMIUMS. Insurance premiums for fidelity, errors and omissions, directors and officers and other coverage;

m.	SHAREHOLDERS AND TRUSTEES MEETINGS. Expenses of shareholders and Trustees meetings;

n.	PRICING. Pricing of the Fund’s shares, including the cost of any equipment or services used for obtaining price quotations and valuing Fund portfolio investments;

o.	INTEREST. All expenses incurred in connection with leveraging of Fund's assets through borrowings, or issuing and maintaining preferred shares

p.	COMMUNICATION EQUIPMENT. All charges for equipment or services used for communication between the Adviser or the Fund and the custodian, transfer agent or any other agent selected by the Fund; and

q.

NONRECURRING AND EXTRAORDINARY EXPENSE. Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Fund is, or is threatened to be made, a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its Trustees, officers, agents and shareholders.

4. COMPENSATION OF ADVISER

Subject to the provisions of section 2(d) of this Agreement, the Fund will pay the Adviser the compensation specified in Appendix A to this Agreement.

5. NON-EXCLUSIVITY

The services of the Adviser to the Fund are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation, including other investment companies.

6. SUPPLEMENTAL ARRANGEMENTS

The Adviser may enter into arrangements with other persons affiliated with the Adviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Adviser.

7. CONFLICTS OF INTEREST

It is understood that Trustees, officers, agents and shareholders of the Fund are or may be interested in the Adviser as directors, officers, stockholders, or otherwise; that directors, officers, agents and stockholders of the Adviser are or may be interested in the Fund as Trustees, officers, shareholders or otherwise; that the Adviser may be interested in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Fund or the organizational documents of the Adviser or by specific provision of applicable law.

8. REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

9. DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including August 16, 2009 and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after August 16, 2009 is specifically approved at least annually (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees of the Fund who are not interested persons of the Adviser or the Fund cast in person at a meeting called for the purpose of voting on such approval. If the shareholders of the Fund fail to approve the Agreement or any continuance of the Agreement, the Adviser will continue to act as investment adviser pending the required approval of the Agreement or its continuance or of a new contract with the Adviser or a different adviser or other definitive action; provided, that the compensation received by the Adviser during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to the Fund or the amount it would have received under the Agreement, whichever is less.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the Adviser, or by the Adviser on sixty days’ written notice to the Fund. This Agreement will automatically terminate, without payment of any penalty, in the event if its “assignment” (as defined in the 1940 Act).

10. PROVISION OF CERTAIN INFORMATION BY ADVISER

The Adviser will promptly notify the Fund in writing of the occurrence of any of the following events:

a.

the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.

the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; and

c.	the chief executive officer or managing member of the Adviser or the portfolio manager of the Fund changes.

11. AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Fund who are not interested persons of the Adviser or the Fund cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities of the Fund, except for any such amendment as may be effected in the absence of such approval without violating the Investment Company Act of 1940.

12. ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

13. HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14. NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Fund or Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

15. SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

16. GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the 1940 Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

17. NAME OF THE FUND

The Fund, on behalf of itself, may use the name “John Hancock” or any name or names derived from or similar to the names “John Hancock Advisers, LLC,” “John Hancock Life Insurance Company” or “John Hancock Financial Services, Inc.” only for so long as this Agreement remains in effect as to the Fund. At such time as this Agreement shall no longer be in effect as to the Fund, the Fund will (to the extent it lawfully can) cease to use such a name or any other name indicating that the Fund is advised by or otherwise connected with the Adviser. The Fund acknowledges that it has adopted the name John Hancock Tax-Advantaged Global Shareholder Yield Fund through permission of John Hancock Life Insurance Company, a Massachusetts insurance company, and agrees that John Hancock Life Insurance Company reserves to itself and any successor to its business the right to grant the non-exclusive right to use the name “John Hancock” or any similar name or names to any other corporation or entity, including but not limited to any investment company of which John Hancock Life Insurance Company or any subsidiary or affiliate thereof shall be the investment adviser.

18. LIMITATION OF LIABILITY UNDER THE DECLARATION OF TRUST

The Declaration of Trust establishing the Fund, dated April 23, 2007, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Fund shall be subject to any personal liability in connection with Fund property or the affairs of the Fund and that all persons should shall look solely to the Fund property for satisfaction of claims of any nature arising in connection with the affairs of the Fund.

19. LIABILITY OF THE ADVISER

In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

20. INDEMNIFICATION

a.

To the fullest extent permitted by applicable law, the Fund shall indemnify the Adviser, its affiliates and the officers, directors, employees and agents of the Adviser and its affiliates (each an “indemnitee”) against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the Fund and not resulting from the willful misfeasance, bad faith, gross negligence, or reckless disregard of the indemnitee in the performance of the obligations and duties of the indemnitee’s office. The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that the Fund may have under those laws. An indemnitee will not confess any claim or settle or make any compromise in any instance in which the Fund will be asked to provide indemnification, except with the Fund’s prior written consent. Any amounts payable by the Fund under this Section shall be satisfied only against the assets of the Fund.

b.

Any indemnification or advancement of expenses made in accordance with this Section shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification to be liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

c.

The rights of indemnification provided in this Section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

21. COMPLIANCE

The Adviser confirms that as of the date of this Agreement the Adviser shall have in place written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Adviser shall provide any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies) that may reasonably be requested request to enable the Fund to comply with Rule 38a-1 under the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK TAX-ADVANTAGED

GLOBAL SHAREHOLDER YIELD FUND

By: /s/ Keith F. Hartstein

President and Chief Executive Officer

JOHN HANCOCK ADVISERS, LLC

By: /s/Gordon M. Shone

Vice President

APPENDIX A

Annual Investment Advisory Fee

For the services, payments and facilities to be furnished hereunder by the Adviser, the Adviser shall be entitled to receive from the Fund compensation in an amount equal to 1.00% annually of the average daily gross assets of the Fund. . For these purposes, “gross assets” of the Fund means total assets of the Fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility/commercial paper program or other forms of borrowings or the issuance debt securities), (ii) the issuance of preferred shares or other similar preference securities, and/or (iii) any other means.

BOS-1084590 v5